Exhibit 99.1



      FOR IMMEDIATE RELEASE


      Contact: Robert Siegfried/Jeremy Fielding
      Kekst and Company
      212-521-4800


        ENDO PHARMACEUTICALS REPORTS YEAR END 2000 FINANCIAL RESULTS

    - NET SALES INCREASE 43% AND GROSS PROFIT RISE BY 67% FOR THE YEAR-

                   - CASH GROSS PROFIT TARGET ACHIEVED -

   - RESULTS REFLECT STRENGTH OF PRODUCT PORTFOLIO AND SUCCESSFUL LAUNCH
                             OF NEW PRODUCTS -


      CHADDS FORD, PA, March 14, 2001 -- Endo Pharmaceuticals Holdings Inc. (Nasdaq: ENDP; ENDPW), a market leader in pain management, today reported its financial results for the year ended December 31, 2000. The Company, which completed its merger with Algos Pharmaceutical Corporation on July 17, 2000, increased net sales by 43% for the year to $197.4 million from $138.5 million in 1999. Gross profit for the year ended December 31, 2000 grew by 67% to $134.4 million from $80.3 million over the comparable 1999 period.

      Carol A. Ammon, President and Chief Executive Officer of Endo Pharmaceuticals, said, "Our strong performance demonstrates the steady and significant growth of our business. Endo's newest products, Percocet(R) 2.5/325, Percocet(R) 7.5/500, Percocet(R) 10/650 and Lidoderm(R) made strong contributions to Endo's success. We have increased our investment in Research & Development resulting in consistent progress as we advance several products in the clinic, including MorphiDex(R). We believe that our pipeline, supported by this increased investment in Research & Development, positions Endo well for continued market leadership in pain management."


      YEAR END RESULTS


      The assets acquired and liabilities assumed, results of operations and cash flows of Algos have been included in the Company's financial statements and Management's Discussion and Analysis of Financial Conditions and Results of Operations prospectively for reporting periods beginning July 17, 2000. The Company's results have fluctuated in the past, and may continue to fluctuate. These fluctuations are primarily due to the timing of new product launches, purchasing patterns of the Company's customers, market acceptance of the Company's products and the impact of competitive products and pricing.

      The increase in net sales for the year ended December 31, 2000 was primarily due to the growth in net sales from several recently launched new products. In November 1999, the Company launched Percocet(R) 2.5/325, Percocet(R) 7.5/500 and Percocet(R) 10.0/650 to complement the existing Percocet(R) 5.0/325 for the relief of moderate-to-severe pain. In September 1999, the Company launched Lidoderm(R), the first and only FDA-approved product for the treatment of the pain of post-herpetic neuralgia. In November 1998, the Company launched Morphine Sulfate Extended Release Tablets, the therapeutic equivalent version of MS Contin(R), for moderate-to-severe pain.

      For the year ended December 31, 2000, gross profit margins increased to 68% from 58% in the comparable 1999 period due to the Company's continued focus on a more favorable mix of higher margin products both through product launches as discussed above, and the discontinuation of some lower margin non-core products. In addition, the increase in gross profit margins was also due to the existing fixed cost nature of the Company's relationship with DuPont Pharmaceuticals, currently the Company's most significant contract manufacturing relationship.

      Selling, general and administrative expenses for the year ended December 31, 2000 increased by 32% to $56.5 million from $42.9 million in the comparable 1999 period. This increase was due to a $8.1 million increase in sales, marketing and promotional efforts in 2000 over the comparable 1999 period to support the recent launch of Lidoderm(R) and the launches of Percocet(R) 2.5/325, Percocet(R) 7.5/500 and Percocet(R) 10.0/650 to complement the existing Percocet(R) 5.0/325. In addition, the Company experienced an increase in personnel-related costs in the general and administrative functions in order to support its growth.

      Research and development expenses for the year ended December 31, 2000 increased by 177% to $26.0 million from $9.4 million in the comparable 1999 period. This increase was due to the Company's increased spending on products under development that are focused in pain management including the products from the former Algos pipeline that are currently under development.

      PRO FORMA CONSOLIDATED EBITDA

      Pro Forma Consolidated EBITDA1 for the year ended December 31, 2000 increased by 133% to $60.9 million from $26.1 million in the comparable 1999 period.

      THE MERGER

      On July 17, 2000, the Company completed its Merger with Algos. The Merger has been accounted for by the Company using the purchase method of accounting. The assets acquired and liabilities assumed of Algos were recorded at their fair values at the date of acquisition based on an independent appraisal. The assets acquired and liabilities assumed, results of operations and cash flows of Algos have been included in the Company's financial statements prospectively for reporting periods beginning July 17, 2000.

      The total purchase price of $248.6 million (including approximately $7.0 million in transaction fees) was determined using an average closing price of the Algos common stock for a reasonable period of time before and after the April 17, 2000 measurement date of $13.54 and the 17,832,106 common shares and common share equivalents outstanding at the date of the Merger (including 21,580 outstanding Series A Warrants). The allocation of the fair value of the assets acquired and liabilities assumed includes an allocation to workforce in place of $11.9 million which will be amortized over its estimated useful life of two years, patents of $3.2 million which will be amortized over their estimated useful lives of 17 years and goodwill of $104.8 million which will be amortized over its estimated useful life of three years. In addition, the Company recorded estimated liabilities for exit costs of $3.1 million related to non-cancelable lease payments and $1.1 million for employee relocation costs. Also, as a result of the Merger, it was determined that the utilization of the Company's federal deferred tax assets is uncertain. Accordingly, a valuation allowance has been recorded to fully reserve its federal deferred tax assets. The Merger included various on-going projects to research and develop innovative new products for pain management. As a result, the allocation of the fair value of the assets acquired and liabilities assumed includes an allocation to purchased in-process research and development ("IPRD") of $133.2 million which was immediately expensed in the consolidated statement of operations on the acquisition date.


------------
1   Endo's credit facility defines Consolidated EBITDA as consolidated net income for the applicable period plus, without duplication and to the extent deducted from revenues in determining consolidated net income for that period, the sum of (a) the aggregate amount of consolidated cash interest expense for the period, (b) the aggregate amount of letter of credit fees paid during the period, (c) the aggregate amount of income tax expense for the period, (d) all amounts attributable to depreciation and amortization for the period, (e) all extraordinary charges during the period and (f) all other non-cash charges during the period; and minus, without duplication and to the extent added to revenues in determining consolidated net income for such period, the sum of (i) all extraordinary gains during the period and (ii) all other non-cash gains during such period, all as determined on a consolidated basis with respect to Endo and subsidiaries in accordance with generally accepted accounting principles.



      CASH GROSS PROFIT

      Cash Gross Profit (defined in the merger agreement with Algos as equal to gross profit as determined by generally accepted accounting principles excluding non-cash charges) for the year ended December 31, 2000 was equal to $153.1 million. Pursuant to the merger agreement with Algos, in the event that Endo (excluding Algos-related revenues and expenses) did not meet or exceed the defined cash gross profit target of $147.4 million for the year ended December 31, 2000, then a certain number of shares of the Company held by the pre-merger Endo stockholders would have had to have been returned to the treasury of the Company thereby increasing the relative percentage ownership of the other shareholders.

      As a result of the Cash Gross Profit target having been achieved, Endo Pharma LLC, the holding company of substantially all of the shares of the pre-merger Endo stockholders, will not be required to return a portion of its shares in the Company to the Company's treasury so that the percentage ownership of the stockholders will remain unchanged. In addition, all references to such an "Adjustment Event" occurring in the Class A Transferable Warrants and the Class B Non-Transferable Warrants issued to the former Algos stockholders in the Merger will no longer be applicable. Accordingly, if the FDA approves MorphiDex(R) on or before March 31, 2002, each such warrant will be exercisable into 1.153846 shares of Endo common stock (representing an aggregate of 20,575,507 additional shares). If the FDA approves MorphiDex(R) after March 31, 2002 and on or prior to September 30, 2002, each such warrant will be exercisable into
      0.633803 shares of Endo common stock (representing an aggregate of 11,302,039 additional shares). If the FDA approves MorphiDex(R) after September 30, 2002 and prior to March 31, 2003, then each such warrant will be exercisable into 0.263158 shares of Endo common stock (representing an aggregate of 4,692,659 additional shares). If the FDA does not approve MorphiDex(R) before March 31, 2003, each of these warrants will become void and all rights in respect of these warrants will cease. Finally, if the FDA does not approve MorphiDex(R) before December 31, 2002, certain warrants held by pre-merger Endo stockholders will each become exercisable into
      0.416667 shares of Endo common stock (representing an aggregate of 29,720,177 additional shares).

      This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management's beliefs and assumptions, current expectations, estimates and projections. Statements that are not historical facts, including statements which are preceded by, followed by, or that include, the words "believes," "anticipates," "plans," "expects" or similar expressions and statements. Endo's estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect Endo's current perspective on existing trends and information. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially from those expressed or implied by these forward-looking statements. The reader should not rely on any forward-looking statement. The Company undertakes no obligations to update any forward-looking statements whether as a result of new information, future events or otherwise. Several important factors, in addition to the specific factors discussed in connection with these forward-looking statements individually, could affect the future results of the Company and could cause those results to differ materially from those expressed in the forward-looking statements contained herein. Important factors that may affect future results include, but are not limited to: market acceptance of the Company's products and the impact of competitive products and pricing; dependence on sole source suppliers; the success of the Company's product development activities and the timeliness with which regulatory authorizations and product launches may be achieved; successful compliance with extensive, costly, complex and evolving governmental regulations and restrictions; the availability on commercially reasonable terms of raw materials and other third party manufactured products; exposure to product liability and other lawsuits and contingencies; the ability to timely and cost effectively integrate acquisitions; uncertainty associated with pre-clinical studies and clinical trials and regulatory approval; uncertainty of market acceptance of new products; the difficulty of predicting FDA approvals; risks with respect to technology and product development; the effect of competing products and prices; uncertainties regarding intellectual property protection; uncertainties as to the outcome of litigation; changes in operating results; impact of competitive products and pricing; product development; changes in laws and regulations; customer demand; possible future litigation; availability of future financing and reimbursement policies of government and private health insurers and others; and other risks and uncertainties detailed in Endo's Registration Statement on Form S-4 filed with the Securities and Exchange Commission on June 9, 2000, as amended. Readers should evaluate any statement in light of these important factors.


The following table presents the Company's consolidated statements of operations for the years ended December 31, 2000, 1999 and 1998:

                     Endo Pharmaceuticals Holdings Inc.
                   Consolidated Statements of Operations
              (in thousands, except share and per share data)


                                            December 31,

                                  2000          1999       1998
                                  ----          ----       ----

    NET SALES                   $197,429      $138,546     $108,370
    COST OF SALES                 63,041        58,263       54,731
    GROSS PROFIT                 134,388        80,283       53,639
    COSTS AND EXPENSES:
     Selling, general
      and administrative          56,537        42,921       25,540
     Research and
      development                 26,012         9,373        5,893
     Depreciation and
      amortization                27,624         8,309        7,373
      Compensation related to
       stock options              15,300          --            --
     Purchased in-process
      research and development   133,200          --            --
     Merger and other
      related costs                1,583          --            --
     Separation benefits          22,034          --            --

    OPERATING (LOSS) INCOME     (147,902)       19,680       14,833
    INTEREST EXPENSE, Net         15,119        14,347       14,451

    (LOSS) INCOME BEFORE
     INCOME TAX (BENEFIT)       (163,021)        5,333          382

    INCOME TAX (BENEFIT)          (6,181)        2,073          181

    NET (LOSS) INCOME          $(156,840)       $3,260         $201

    NET (LOSS) INCOME
     PER SHARE:
     Basic and Diluted           $(1.97)          $.05         $0.00
     Weighted average shares
      (Basic and Diluted)     79,454,223     71,332,266    71,307,302


The following table presents the Company's unaudited condensed consolidated balance sheet data at December 31, 2000 and 1999 derived from the Company's audited consolidated balance sheets at December 31, 2000 and 1999:



                     Endo Pharmaceuticals Holdings Inc.
           Condensed Consolidated Balance Sheet Data (unaudited)
                               (in thousands)

                                               December 31,     December 31,
                                                    2000            1999
    ASSETS
    Total current assets                           $173,054       $118,427
    Property and equipment, net                       5,742          5,712
    Goodwill and other intangibles, net             284,560        192,081
    Deferred income taxes                               736          8,636
    Restricted cash                                     150            --
    Other assets                                      3,598          4,580
      TOTAL ASSETS                                 $467,840       $329,436

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Total current liabilities                       100,295         68,886
    Long-term debt, less current portion            162,154        175,218
    Other liabilities                                 7,218          6,745
      TOTAL STOCKHOLDERS' EQUITY                    198,173         78,587


The following table presents the Company's unaudited net sales for the year ended December 31, 2000 and 1999:

                     Endo Pharmaceuticals Holdings Inc.
                           Net Sales (unaudited)
                               (in thousands)

                                 Year Ended
                                December 31,
                            2000           1999

    Percocet(R)         $ 92,366        $ 51,513
    Lidoderm(R)           22,539           5,695
    Other Brands          35,375          36,500
    Total Brands        $150,280        $ 93,708
    Total Generics      $ 47,149        $ 44,838
    Total Net Sales     $197,429        $138,546

      Endo is a fully integrated specialty pharmaceutical company with market leadership in pain management. The company researches, develops, produces and markets both branded and generic pharmaceutical products primarily for the treatment of pain. Endo has a portfolio of thirteen branded products that includes established brands such as Percocet(R) and Percodan(R), opioid analgesics indicated for the treatment of moderate-to-severe pain. This and past press releases of Endo Pharmaceuticals Holdings Inc. are available at Endo's web site at http://www.endo.com.

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